Exhibit 99.1

CuraGen Contact:

Glenn Schulman, Pharm.D.

gschulman@curagen.com

(888) 436-6642

FOR IMMEDIATE RELEASE

CuraGen Announces Preliminary Top-line Phase II Results on Velafermin

- Conference call scheduled for 11:00 a.m. EST to discuss results -

BRANFORD, Conn. – December 13, 2005 – CuraGen Corporation (Nasdaq: CRGN) reported today preliminary top-line results from its Phase II randomized, placebo-controlled clinical trial evaluating a single-dose of velafermin for the prevention of oral mucositis (OM) in patients receiving high-dose chemotherapy, with or without total body irradiation, prior to autologous bone marrow transplantation. Analysis of this dose-ranging study showed a reduction in oral mucositis incidence in one of the three velafermin dose arms compared to placebo, although the primary endpoint, as evaluated by a predefined dose trend analysis did not reach statistical significance. Preliminary analysis of the 30-day safety results indicates that velafermin appears to be safe and well-tolerated in this severely ill patient population.

A total of 212 patients were equally randomized to the four treatment arms and included in the intent-to-treat analysis. A single-dose of velafermin 0.03 mg/kg resulted in an incidence of grade 3 or 4 OM of 18% compared to a placebo incidence of 37% (p=0.031), which is a 50% relative reduction. This effect was not observed at the higher doses of velafermin.

The Phase II clinical trial was a randomized, double-blind, placebo-controlled trial evaluating a single administration of either placebo or one of three doses of velafermin given to patients one day after bone marrow transplantation. The primary endpoint for the study was the development of clinically significant grade 3 or 4 OM scored by the World Health Organization (WHO) Oral Mucositis Scale. The primary analysis of the study examined a linear trend in dose across the 0.03 mg/kg, 0.1 mg/kg, and 0.2 mg/kg velafermin arms compared to placebo. An analysis of each individual dose group versus placebo was also conducted, as well as the evaluation of secondary endpoints including duration of grade 3 and 4 oral mucositis, use of narcotic pain medications, time to neutrophil engraftment, and the incidence and duration of diarrhea.

“We are encouraged with the analyses which we believe show potentially meaningful single-dose activity of velafermin for the prevention of oral mucositis at a safe and well-tolerated dose,” stated Tim Shannon, Executive Vice President of Research and Development and Chief Medical Officer at CuraGen. “These results will be discussed with experts and advisors in the field as we look forward to confirming and expanding this observation in additional Phase II studies. We expect to provide details on the velafermin development program in February following the presentation of the Phase II results at the 2006 BMT Tandem Meetings.”

“Completing this Phase II trial ahead of our previously stated milestone is a significant accomplishment for CuraGen. We are encouraged by these preliminary results on velafermin as they were generated in a well-controlled, randomized Phase II study,” stated Patrick Zenner, Interim Chief Executive Officer and Chairman of CuraGen. “Significant progress has been made at CuraGen throughout 2005. Clinical results have been achieved on our oncology pipeline, including velafermin and PXD101, we have reduced our outstanding convertible debt, and we have focused our resources on our most advanced therapeutic opportunities. Furthermore, 454 Life Sciences began commercializing its breakthrough whole genome sequencing technology with its marketing and distribution partner, Roche Applied Sciences. In 2006, we look forward to continued progress with our therapeutic pipeline and 454’s commercialization.”

The details of this Phase II clinical trial will be presented at the 2006 BMT Tandem Meetings, February 16-20, 2006, in Honolulu, Hawaii. The BMT Tandem Meetings are the joint annual meetings of the American Society for Blood and Marrow Transplantation and the Center for International Blood and Marrow Transplant Research

Conference Call Details and Dial-in Information

Date:	Tuesday, December 13, 2005
Time:	11:00 a.m. ET
Dial-in:	(877) 272-5391 (domestic)
(706) 758-4315 (international)
Passcode:	3442676
Webcast:	Access to the live webcast is available on CCBN and at http://www.curagen.com.

A replay of the conference call will be available starting at 2:00 p.m. EST on Tuesday, December 13, 2005 through Thursday, January 12, 2006 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international). The passcode for the replay is 3442676. An archive of the webcast will be available for 30 days at http://www.curagen.com.

Background on Oral Mucositis (OM) and Velafermin (CG53135)

Velafermin, also known as fibroblast growth factor-20 (FGF-20) or CG53135, is a novel protein therapeutic, discovered by CuraGen, that appears to promote both epithelial and mesenchymal cell proliferation. Velafermin is being investigated for both the prevention and treatment of OM, a side effect experienced by many cancer patients undergoing chemotherapy or radiation therapy. OM is characterized by inflammation and ulceration of the tissue lining the mouth and throat, leading to bleeding, pain, and difficulty eating and drinking, and is estimated to affect up to 400,000 cancer patients annually in the United States Furthermore, OM is sometimes a cause for clinicians to interrupt patients’ cancer treatment regimens, thus limiting the success of therapeutic plans. An effective supportive care therapeutic for OM has the potential to treat debilitating symptoms, to allow cancer patients to better tolerate the appropriate doses of cancer treatment, and to decrease hospitalization time.

CuraGen has completed a Phase II clinical trial investigating a single-dose of velafermin for the prevention of OM in cancer patients undergoing bone marrow transplant. In this trial, a single-dose of velafermin was administered to patients before the onset of OM symptoms to evaluate velafermin’s ability to decrease the incidence and duration of OM compared to placebo. Preclinical studies also suggest that velafermin (CG53135) may be effective for the treatment of OM when it is administered after the onset of early signs of OM in order to decrease the duration and progression to severe OM. CuraGen is currently evaluating velafermin in a Phase I clinical trial for the treatment of active OM in patients receiving high-dose chemotherapy and expects to complete this study by the end of 2005.

Safe Harbor

This press release contains forward-looking statements including statements that the Company will be able to confirm and expand its observations in additional Phase II studies, that the Company expects to provide details on the velafermin development program in February, that the Company looks forward to continued progress with its therapeutic pipeline and 454’s commercialization and in 2006, that an effective supportive care therapeutic for OM has the potential to treat debilitating symptoms, to allow cancer patients to better tolerate the appropriate doses of cancer treatment, and to decrease hospitalization time and that the Company expects to complete its current Phase I clinical trial evaluating velafermin for the treatment of active OM by the end of 2005. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the risks that full analysis of the data, or further testing, will not reflect the interim results, or support any or all of the conclusions provided in this press release; the risk that any one or more of CuraGen’s drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources; the success of competing products and technologies; technological uncertainty and product development risks; uncertainty of additional funding; CuraGen’s history of incurring losses and the uncertainty of achieving profitability; CuraGen’s stage of development as a genomics-based pharmaceutical company; government regulation; patent infringement claims against CuraGen’s products, processes and technologies; the ability to protect CuraGen’s patents and proprietary rights; uncertainties relating to commercialization rights; and product liability exposure. Please refer to CuraGen’s Quarterly Report on Form 10-Q for the period ended September 30, 2005 for a complete description of these risks. CuraGen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.